Exhibit 99

FOR IMMEDIATE RELEASE

April 28, 2010

THE EASTERN COMPANY REPORTS RESULTS

FOR THE FIRST QUARTER OF 2010

Naugatuck, CT–The Eastern Company (NYSE Amex - EML) today announced the results of its operations for the first quarter of 2010. Sales for the quarter were $31.0 million, compared to $28.4 million for the same period in 2009, a 9% increase. Net Income for the first quarter was $1.0 million, or $0.16 per diluted share, compared to a net loss of ($1.1) million, or ($0.18) per diluted share that was reported in the first quarter of 2009.

Leonard F. Leganza, Chairman, President and CEO stated, “We are very pleased with the results we achieved in the first quarter of this year. All three of our business segments reported increased sales and earnings as compared to the first quarter of 2009. Cost and expense reductions implemented during 2009 have helped to provide ongoing positive results across our business segments. While we have experienced increased sales in many of the markets we serve, it is still too early to conclude whether or not the economy will sustain itself and continue to get stronger. However, we feel very positive about our business plans for 2010 and anticipate an overall increase in sales and earnings for the year.”

Mr. Leganza continued, “Our Metal Products segment experienced a very significant operational improvement in the first quarter and recorded solid operating earnings. Continuing demand for our mining products is expected throughout the year as the demand for coal continues to be strong. To meet the anticipated production demand, quality and delivery requirements of our customers we are investing approximately $2.5 million in a capital improvement plan in the Metal Products segment to assure our response to those requirements.”

Mr. Leganza further stated, “In the Industrial Hardware segment, sales increased 15% compared to the first quarter of 2009. We experienced a general increase in sales in our primary market sectors which are distribution, vehicular, and industrial hardware. Sales of Sleeper Cabs, manufactured with our lightweight composite material, for both military and commercial Class 8 heavy trucks began ramping up in the first quarter of 2010 as a result of the upward projections in the trucking industry. Our first quarter results also included the shipment of over 350 kits of lightweight panels used in the assembly of local delivery vans in the Mexican market. We anticipate additional demand for those kits throughout the year. In addition, our Mexican facility is prepared to manufacture our lightweight composite panels for several other applications.”

Mr. Leganza continued, “The Security Products segment sales improved 4% compared to the first quarter of last year. Sales of our lock products improved in the majority of the markets we serve. We continued however, to experience softness in our commercial laundry market which we believe will improve when the economy strengthens. We have developed several new advanced technology products for introduction into the commercial laundry and other markets which will be introduced beginning in the second quarter of 2010. These advanced coin recognition systems and contactless and wireless cash payment systems will open several new market opportunities in the coin vending and metering industry.”

Mr. Leganza concluded, “The emphasis we placed on liquidity and cash flow in 2009 made it possible for us to pay off approximately $7 million of our long-term debt and the company still ended the first quarter of 2010 with a strong cash position of $10.8 million. We expect our current liquidity plans to be sufficient to support our dividend policy, meet our debt service requirements and replace or upgrade capital equipment as needed. In addition, under our new loan agreement with People’s United Bank, we have a $10 million revolving credit facility available to us should the need for funds arise. We will continue to take whatever measures are necessary to enhance our liquidity position during 2010, and as always, we will take whatever further action may be necessary to improve our operating results and pursue our strategic initiatives.”

The Eastern Company is a 151-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended

	April 3, 2010	April 4, 2009
Net Sales	$ 30,954,555	$ 28,432,473

Net (Loss) Income After Tax	1,009,660	(1,082,530)

Net (Loss) Income Per Share:
Basic	$ 0.17	$(0.18)
Diluted	$ 0.16	$(0.18)

Weighted average
shares outstandings:
Basic	6,065,256	5,965,751
Diluted	6,190,327	5,965,751